Exhibit 10.1

For Purchases and Leases Direct From Supplier
Subject to Competitive Bid Process

PATIENT SECURITY SYSTEMS
CAPITAL EQUIPMENT SUPPLIER AGREEMENT

between

NOVATION, LLC

and

eXI WIRELESS SYSTEMS, INC.
(Supplier Name)

CE50122
(Contract Number)

i

NOVATION, LLC

CAPITAL EQUIPMENT SUPPLIER AGREEMENT

1.    Introduction.

a.    Purchasing and Leasing Opportunities for Members. Novation, LLC (“Novation”) is engaged in providing purchasing opportunities with respect to high quality products and services to participating health care providers (“Members”). A list of Members entitled to participate in Novation’s programs through their membership or other participatory status in any of the following client organizations: VHA Inc., University HealthSystem Consortium, and HealthCare Purchasing Partners International, LLC (collectively, “Clients”), is maintained in an electronic database (“Novation Database”). Novation is acting as the exclusive agent for each of the Clients and certain of each Client’s subsidiaries and affiliates, respectively (and not collectively), with respect to this Agreement. Novation and the Clients and their subsidiaries and affiliates will not be responsible or liable for any breach of any purchasing commitment or for any other actions of any Member. In addition, none of the Clients will be responsible or liable for the obligations of another Client or its subsidiaries or affiliates or the obligations of Novation or Supplier under this Agreement. All Clients and Members are intended third party beneficiaries of this Agreement.

b.    Supplier. Supplier is the manufacturer of the equipment (“Equipment”), and/or parts and supplies (collectively, “Supplies”), and/or the provider of services (“Services”), all as listed on Exhibit A. The Equipment, Supplies, and/or Services are collectively referred to herein as “Products” and any specifications are attached hereto as Exhibit B (“Non-Price Specifications”).

2.    Contract Award.

a.    Letter of Award. By executing and delivering the Letter of Award attached hereto as Exhibit C (“Award Letter”) to Supplier, Novation will have accepted your written offer to the Invitation to Bid (“Bid”), and Novation and Supplier therefore agree that Supplier will make the Products available for purchase to the Members as of the effective date (“Effective Date”) in the Award Letter in accordance with the terms of this Agreement and for the term (“Term”) stated in the Non-Price Specifications for any renewal terms set forth in the Non-Price Specifications and the forms of purchase, lease, license, financing or servicing agreements, if any, attached hereto as Exhibit D (collectively, “Forms”); provided, however, that Novation’s award of this Agreement to Supplier will not constitute a commitment by any person to purchase any of the Products. Supplier will not impose any purchasing commitment on any Member as a condition to the Member’s purchase of any Products pursuant to this Agreement. Supplier acknowledges that, in making its award to Supplier, Novation has materially relied on all representations, warranties and agreements made by Supplier as part of the Bid and that all such representations, warranties and agreements will survive acceptance of the Bid.

b.    Use of Names, Etc. Supplier agrees that it will not use in any way in its promotional, informational or marketing activities or materials (i) the names, trademarks, logos, symbols or a description of the business or activities of Novation or any Client or Member without in each instance obtaining the prior written consent of the person owning the rights thereto; or (ii) the award or the content of this Agreement without in each instance obtaining the prior written consent of Novation.

c.    Optional Purchasing or Leasing Arrangements. Supplier shall reserve the right to contract directly with each Member for Products included in this Agreement in exceptional circumstances; provided, however, Supplier shall give prior notice to Novation in writing of such exceptional circumstances and the essential terms of such agreement. Additional value required in such exceptional cases will be defined in an individual contract that will, at Novation’s discretion, be an exhibit to the Supplier Agreement. Supplier shall maintain the Reporting Requirements and fees (“Fees”) payable to Novation in Sections 5 and 7 for Products purchased through such independent contracts in recognition of the Novation contribution to and support for any such exceptional independent arrangement required. In addition, Supplier agrees to give Novation prior written notice and must obtain Novation’s prior consent to any proposed offer Supplier wishes to make to any Member to sell products that are not covered by this Agreement in conjunction with Products covered by this Agreement under circumstances where the Member has no real economic choice other than to accept such terms.

d.    Market Competitive Pricing and Terms.

Price Terms

▪  Supplier represents and warrants that the prices charged for the Products and/or Services purchased hereunder, net of all discounts and rebates, to not exceed Supplier’s net prices for the particular Products and/or Services charged to others who are the same class of purchaser as are Members and who purchase in comparable volume and terms of purchase. If Supplier Provides any general, “across the board” price decreases for Products to a substantial number of its customers during the Term, Supplier agrees to make such decreases available to Members immediately and in like amounts.

▪  Non-price Terms.
Supplier will improve non-price terms, such as quality, technology or other non-price financial value as necessary to assure market competitiveness, and in addition Supplier agrees to adjust non-price terms for a specific Member or group of Members at all times in the event Supplier offers more favorable non-price terms to any competitor of such Member or group of Members.

If at any time during the Term Novation receives information from any source that indicates Supplier’s pricing or non-price terms are not market competitive, Novation may provide written notice of such information to Supplier, and Supplier will, within five (5) business days for Novation’s private label Products and within ten (10) business days for all other Products, advise Novation in writing of all adjustments necessary to assure market competitiveness, provided Novation provides certifiable evidence of such non-competitive pricing such as published standard pricing from a direct competitor.

e.    Notification of Changes in Pricing Terms. Supplier will provide not less than sixty (60) days’ prior written notice to Novation and not less than forty-five (45) days’ prior written notice to all Members of any change in pricing terms (such as list prices, discounts or pricing tiers or schedules) permitted or required by this Agreement.

f.    Underutilized Businesses. Certain Members may be required by law, regulation and/or internal policy to do business with underutilized businesses and Supplier will assist Novation in helping Members meet these requirements by complying with all Novation policies and programs with respect to such businesses. Novation, in its discretion, may make an award and/or negotiate another agreement with a HUB in addition to any sole or multi-source award.

g.    E-Commerce Business. Certain Members have chosen to utilize the service of the Marketplace@Novation™ through Novation’s relationship with Neoforma, Inc. (“Neoforma”), to transact business associated with this Agreement with Supplier. To assist Novation in helping Members meet those needs, Supplier agrees to sign, prior to the issuance of any Award Letter, and comply with the Novation E-Commerce Agreement attached hereto as Exhibit F and support Novation’s programs with respect to e-commerce.

3.    Product Supply.

a.    Delivery and Invoicing. On and after the Effective Date, Supplier agrees to promptly deliver Products ordered by the Members to the Members, FOB Origin, and will direct its invoices to the Members in accordance with this Agreement. Supplier agrees to prepay and add charges to invoice, if any, for transporting Products to the Members. Payment terms are specified in Exhibit B. Within seven (7) calendar days after receipt of a purchase order from a Member, Supplier will provide estimated lead time from the date of a Member’s purchase order until delivery of the Product at the Member’s location. The actual delivery lead times may be increased by the ordering Member based on its needs.

b.    Return or Recall of Products. Any Member, in addition to and not in limitation of any other rights and remedies, will have the right to return Products to Supplier, in accordance with Supplier’s return goods policy as stated in Exhibit B. In addition, Supplier will reimburse Members for any cost associated with any Product corrective action, withdrawal or recall requested by Supplier or required by any governmental entity. In the event a product recall or a court action impacting supply occurs, Supplier will notify Novation in writing within twenty-four (24) hours of any such recall or action. Supplier’s obligations in this Subsection will survive the expiration or earlier termination of this Agreement.

c.    Supplies. Supplies necessary for the operation of the Equipment will be made available by Supplier to the Members at the prices or discounts listed on Exhibit A. All warranties and guarantees will remain in force for purchases made under this Agreement.

d.    Manuals/Schematics/Inspection Procedures. Supplier will provide to the Members two complete and unabridged sets of operator service manuals for each model of Equipment purchased or leased, including all subassemblies and peripheral devices manufactured by eXI. The technical service manuals furnished to the Members will be at least as complete and comprehensive as those furnished to Supplier’s technical service personnel. All updates to such manuals will be provided to the applicable Members within two (2) weeks after the release of such updates. Member must sign a Non-Disclosure Agreement before manual will be initially released.

e.    Product Acceptance. Upon completion of the installation, the Equipment will meet or exceed the specifications set forth in Supplier’s published documentation included in Exhibit B. Acceptance testing will include, but is not limited to, safety testing, calibration, performance testing, documentation inspection and testing for adherence to specifications. Formal acceptance and invoice payment will occur according to the terms agreed to between the Member and Supplier and the specified scope of work. A complete set of all test documentation and procedures will be made available to the Member prior to final acceptance. If the Equipment passes the acceptance testing, the Warranty Period for the Equipment will begin per the terms of Supplier’s Warranty.

f.    Site Preparation. Supplier will provide the Members with a specific description of pre-installation planning and site preparation services and site preparation costs at the time the Member requests a quote from Supplier.

g.    Installation/Assembly. When Member requests a quote from Supplier, Supplier will provide as part of the quote a scope of work for the installation to be performed by the authorized eXI Dealer in the local area.

h.    Installation/Environmental Issues. Supplier will bear all costs associated with the removal of packaging, crating and other material associated with the installation of the Equipment. Supplier, at the discretion of the Member, will remove the retired equipment at a cost previously agreed to with the Member, including any expenses associated with the proper disposal of hazardous or other wastes.

i.    Member Services. Supplier will consult with each Member to identify the Member’s policies relating to access to facilities and personnel. Supplier will comply with such policies and will establish a specific timetable for sales calls by sales representatives and, if applicable, service calls by service representatives, to satisfy the needs of the Member. Supplier will promptly respond to Members’ reasonable requests for verification of purchase or leasing history.

j.    Training. Members may attend eXI technical service training school at no charge, however members are responsible for all travel and out of pocket expenses. Supplier will also allow the Member to reproduce all training material for use by the Member’s personnel at the Member’s facility. In addition, Supplier will provide the initial in-service training for both operators and technical service staff of the Member at the Member’s site as part of the installation price for the system. Supplier will provide follow-up in-service training as mutually agreed with the Member for the life of the Equipment at a negotiated price.

4.    Product Quality.

a.    Free From Defects. Supplier warrants the Products, including, but not limited to, all attachments, subsystems and components thereof, against defects in material, workmanship, design and manufacturing for the warranty period set forth in Exhibit E attached hereto (“Warranty Period”). Supplier will make all necessary arrangements to assign such warranty to the Members. Supplier further represents and warrants that the Products will conform to the specifications, drawings, and samples furnished by Supplier or contained in the Non-Price Specifications and will be safe for their intended use. eXI Warranty terms will apply.

b.    New Technology.

(i)  During the Term, Supplier will disclose to Novation new technology developed by Supplier which provides the same function as the Products. Upon  troduction of the new technology by Supplier, each Member will be provided the option to exchange any Product purchased hereunder for the new technology upon the terms and conditions set forth in Exhibit B attached hereto. In the event Supplier fails to provide such option to the Members, (1) Novation will have the right to terminate any or all of the Products which have been superceded by such new technology providing the same function as the Products or (2) Novation may elect at its discretion to contract with one or more additional suppliers of comparatively similar new technology.

(ii)  If at any time during the Term new technology (as defined by a Novation Council) a product becomes available from any source which provides incremental patient care benefits and/or incremental safety benefits over technology currently available under this Agreement, Novation shall provide written notice of such information to Supplier and may elect to contract with a third party vendor, or terminate the Agreement and re-bid the category so Members have access to New Technology at all times. Such action will not constitute a breach of this Agreement by Novation.

c.    Warranty Service. Warranty repairs will be per the eXI Warranty policy provided in Exhibit E.

d.    Replacement Parts. Replacement parts supplied by Supplier at any time, whether during or after the Warranty Period or the term of any service agreement, will be newly manufactured parts or assemblies, unless the Member agrees otherwise. In the case where new parts are not available, the service representative may install rebuilt parts in order to make the unit operational. Within thirty (30) days after the repair, the rebuilt parts must be replaced with newly manufactured parts. The Member may retain all parts that are not eligible for or are not returned by the Member for Supplier credit will remain the property of the Member. In all cases where Supplier is permitted to charge the Member for parts, Supplier will only replace and charge for parts necessary to bring the Equipment to operating condition. Supplier will warrant replacement parts and labor associated with such replacement parts for the period of time set forth in Supplier’s standard warranty.

e.    Service Response Time.  Supplier guarantees a response time of one (1) hour by phone and for on-site as agreed to by the Member for all warranty, contract or time and materials service calls requested by any Member during the life of the Equipment. The Supplier’s authorized dealer providing local service will provide first-level support.

f.    Uptime Guarantee. For any calendar quarter during the Warranty Period and the term of any service agreement, Supplier guarantees that the Exit infrastructure will maintain a level of uptime equal to or better than 95%. Uptime will be calculated using the following formula:

uptime = (T - TNF) X 100
T

where “T” is the total number of hours that the eXI infrastructure is typically used per quarter (determined by multiplying the number of hours per day that the eXI infrastructure is typically used by the number of days per week that the eXI infrastructure is typically used, and multiplying the result by 13 weeks in a quarter), and “TNF” is the number of hours the eXI infrastructure or any component of the eXI infrastructure is not functional during the quarter (the hours calculated will only include those hours that the eXI infrastructure would typically be in use). If any portion of the total functionality of the eXI infrastructure is unavailable for operational use, the eXI infrastructure will be considered down. Downtime scheduled for preventive maintenance or any other scheduled event, including those for the convenience of Member, will not be included in the downtime calculation. Member will calculate uptime after each calendar quarter. Supplier will extend the Warranty Period or the service agreement without charge by one day for every day the eXI infrastructure or component thereof is not operational beyond the allowable 5%. This uptime guarantees only relates to the performance of the Supplier’s Products. Downtime cause by electrical or mechanical interference cause by other type of equipment such as other radio frequency generating equipment, monitors, microwaves, etc. is not covered by this uptime guarantee.

g.    Preventive Maintenance. During the Warranty Period for fixed equipment, Supplier will perform preventive maintenance according to the manufacturer’s recommendations at no charge to the Member. Supplier will supply the Member with a written procedure that will be followed by Supplier’s representative during the preventive maintenance process. Reasonable additional testing will be performed by Supplier at a charge to the Member, upon request, to meet the requirements of procedures developed by the Member. The frequency of preventive maintenance and tests performed will comply with the manufacturer’s recommendations, external codes (state, JCAHO, etc.), and all internal policies developed by the Member. During the Warranty Period, Supplier will provide preventive maintenance after hours at a cost agreed to with the Member. This does not include required system operational duties such as system backups and functional testing.

h.    Upgrades. A list of optional software available from Supplier, including costs for the software both during the Warranty Period and after the Warranty Period, is attached hereto as Exhibit A. Since software upgrade are sometimes customized to meet a specific need, Members will be given the option of acquiring this software if they elect to upgrade the system at the discounts provide for in this Agreement. If a Software Maintenance Agreement (SMA) is purchased with system, software upgrades will be provided at no charge for the duration of the SMA. Labor charges for installing software upgrades are not included in the SMA.

i.    Customization Software. Pricing relating to the customization of software and additional charges that the Member will incur for annual maintenance, training, documentation, backup, etc. is attached hereto as Exhibit A.

j.    Operational Software. The form of software licensure agreements available to the Members will be included as part of any quote requested by a Member. All software necessary to operate the Equipment, unless otherwise provided in any exhibit hereto, will be licensed to the Member upon acceptance of the Equipment pursuant to Subsection 3.f. above. If a SMA is purchased with the system, software upgrades will be provided at no charge for the duration of the SMA. Any new operational software that provides additional functionality must be submitted to Novation as an addition to Exhibit A. New software will be installed as scheduled with facility.

k.    Diagnostic Software. Not applicable, Infant Protection Systems/Wandering Patient Systems do not require diagnostic software.

l.    Data Conversion/Interfaces. Typically, systems to not require conversion of data, they operate on a stand-alone basis. Interfaces to other information systems may be quoted on a custom basis, and will not be part of this agreement.

m.    Service Contract Cancellation. Service contracts are provided through Supplier’s authorized dealers. Terms of the service contract with the authorized dealer will apply.

n.    Product Compliance. Supplier represents and warrants to Novation, the Clients and the Members that the Products are, if required, registered, and will not be distributed, sold, leased or priced by Supplier in violation of any federal, state or local law. Supplier represents and warrants that as of the date of delivery to the Members all Products will not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act and will not violate or cause a violation of any applicable law, ordinance, rule, regulation or order. Supplier agrees it will comply with all applicable Good Manufacturing Practices and Standards contained in 21 C.F.R. Parts 210, 211, 225, 226, 600, 606, 610, 640, 660, 680 and 820. Supplier represents and warrants that it will provide adequate warnings and instructions to inform users of the Products of the risks, if any, associated with the use of the Products. Supplier’s representations, warranties and agreements in this Subsection will survive the expiration or earlier termination of this Agreement.

o.    Product Condition. Unless otherwise stated in the Non-Price Specifications or unless agreed upon by a Member in connection with Products it may order, all Products will be new. Products, which are demonstrators, used, obsolete, seconds, or which have been discontinued are unacceptable unless otherwise specified in the Non-Price Specifications or the Member accepts delivery after receiving notice of the condition of the Products. A description of and pricing for demonstrators or refurbished Products is attached hereto as Exhibit A.

5.    Reports and Other Information Requirements. Within twenty (20) days after the end of each full and partial quarter during the Term (“Reporting Quarter”), Supplier will submit to Novation a Sales report in form and content reasonably satisfactory to Novation (“Net Sales Report”) and any other information during the time period required as set forth in the Information Requirements Guidebook. Such Guidebook may be found at the Novation website at www.novationco.com.

6.    Obligations of Novation.

a.    Information to Members. After issuing the Award Letter, Novation, in conjunction with the Clients, will deliver a summary of the purchasing and/or leasing arrangements covered by this Agreement to each Member and will, from time to time, at the request of Supplier, deliver to each Member reasonable and appropriate amounts and types of materials supplied by Supplier to Novation which relate to the purchase or lease of the Products.

b.    Marketing Services. Novation, in conjunction with the Clients, will market the purchasing and/or leasing arrangements covered by this Agreement to the Members. Such promotional services may include, as appropriate, the use of direct mail, contact by Novation’s field service delivery team, member support services, and regional and national meetings and conferences. As appropriate, Novation, in conjunction with the Clients, will involve Supplier in these promotional activities by inviting Supplier to participate in meetings and other reasonable networking activities with Members.

7.    Fees.

a.    Calculation. Supplier will pay to Novation, as the authorized collection agent for each of the Clients and certain of each Client’s subsidiaries and affiliates, respectively (and not collectively), Fees belonging to any of the Clients or certain of their subsidiaries or affiliates equal to the Agreed Percentage of all Net Sales of the Products to the Members directly or indirectly from Supplier, whether under the pricing and other terms of this Agreement or under the terms of any other purchasing or pricing arrangements that may exist between the Members and Supplier. As used herein, Net Sales shall mean invoiced sales of Products less related Product returns. The “Agreed Percentage” will be defined in the Award Letter.

b.    Payment. Supplier will submit fees on all net sales within twenty (20) days of the close of any calendar quarter during the term of this agreement.

Fee checks must be made payable to Novation, LLC and sent to:

If Sent By First Class Mail:

Novation, LLC
75 Remittance Dr., Suite 1420
Chicago, IL 60675-1420

If Sent Via Courier (i.e., Federal Express, United Parcel Service, Messenger):
The Northern Trust Company
350 North Orleans Street
Receipt & Dispatch 8th Floor
Chicago, IL 60654

Attn: Novation, LLC, Lockbox Number 1420
Telephone No. (312) 444-3576

On the airbill please remember to list the bank’s telephone number, as recipient at this location. You should also include your telephone number as the sender.

IMPORTANT REMINDER: ALL checks for Fees should be made payable to Novation, LLC, regardless of whether they are sent first-class mail or by courier. Under no circumstances should checks be made payable to The Northern Trust Company.

8.    Compliance With Law and Government Program Participation.

a.    Compliance With Law. Supplier represents and warrants that to the best of its knowledge, after due inquiry, it is, and for the Term shall be, in compliance with all federal, state and local statutes, laws, ordinances and regulations applicable to it (“Legal Requirements”) which are material to the operation of its business and the conduct of its affairs, including Legal Requirements pertaining to the safety of the Products, occupational health and safety, environmental protection, nondiscrimination, antitrust, and equal employment opportunity. In the event of Supplier’s failure to comply with the foregoing, Novation will have the right to immediately terminate any or all of the Product(s) subject to such failure, with notice to Supplier, or to terminate this Agreement in its entirety pursuant to Section 12.a. During the Term, Supplier will: (1) promptly notify Novation of any lawsuits, claims, administrative actions or other proceedings asserted or commenced against it which assert in whole or in part that Supplier is in noncompliance with any Legal Requirement which is material to the operation of its business and the conduct of its affairs and (2) promptly provide Novation with true and correct copies of all written notices of adverse findings from the U.S. Food and Drug Administration (“FDA”) and all written results of FDA inspections which pertain to the Products.

b.    Government Program Participation. Supplier represents and warrants that it is not excluded from participation, and is not otherwise ineligible to participate, in a “Federal health care program” as defined in 42 U.S.C. § 1320a-7b(f) or in any other government payment program. In the event Supplier is excluded from participation, or becomes otherwise ineligible to participate in any such program during the Term, Supplier will notify Novation in writing within three (3) days after such event, and upon the occurrence of such event, whether or not such notice is given to Novation, Novation may immediately terminate this Agreement upon written notice to Supplier.

9.      Insurance.

  a.    Policy Requirements. Supplier will maintain and keep in force during the Term product liability, general public liability, and property damage insurance against any insurable claim or claims, which might or could arise regarding Products, purchased or leased from Supplier. Such insurance will contain a minimum combined single limit of liability for bodily injury and property damage in the amounts of not less than $1,000,000 per occurrence and $3,000,000 in the aggregate After award of contract, Supplier will provide to Novation within fifteen (15) days after Novation’s request, an insurance certificate indicating the foregoing coverage, issued by an insurance company licensed to do business in the relevant states and signed by an authorized agent.

  b.    Self-Insurance. Notwithstanding anything to the contrary in Subsection a. above, Supplier may maintain a self-insurance program for all or any part of the foregoing liability risks, provided such self-insurance policy in all material respects complies with the requirements applicable to the product liability, general public liability and property damage insurance set forth in Subsection a.

  c.    Amendments, Notices and Endorsements. Supplier will not amend, in any material respect that affects the interests of Novation, the Clients or the Members, or terminate said liability insurance or self-insurance program except after thirty (30) days’ prior written notice to Novation and will provide to Novation copies of all notices and endorsements as soon as practicable after it receives or gives them.

10.    Release and Indemnity. Supplier will release, indemnify, hold harmless, and, if requested, defend Novation, the Clients and the Members, and their respective officers, directors, regents, agents, subsidiaries, affiliates and employees (collectively, the “Indemnitees”), from and against any claims, liabilities, damages, actions, costs and expenses (including, without limitation, reasonable attorneys’ fees, expert fees and court costs) of any kind or nature, whether at law or in equity, arising from or caused in any part by (1) the breach of any representation, warranty, covenant or agreement of Supplier contained in this Agreement or in the Bid; (2) the condition of any Product, including a defect in material, workmanship, design or manufacturing; or (3) the warnings and instructions associated with any product. Such indemnification, hold harmless and right to defense will not be applicable to the extent the claim, liability, damage, action, cost or expense arises as a result of an act or failure to act of Indemnitees. In addition, Supplier represents and warrants that sale or use of the products will not infringe any United States patent and will, at its own expense, defend every suit which will be brought against Novation or a member for any alleged infringement of any patent by reason of the sale or use of the products and will pay all costs, damages and profits recoverable in any such suit. This Section and the obligations contained herein will survive the expiration or earlier termination of this Agreement. The remedies set forth in this Section are in addition to and not a limitation on any other rights or remedies that may be available against Supplier.

11.    Books and Records; Facilities Inspections. Supplier agrees to keep, maintain and preserve complete, current and accurate books, records and accounts of the transactions contemplated by this Agreement and such additional books, records and accounts as are necessary to establish and verify Supplier’s compliance with this Agreement. All such books, records and accounts will be available for inspection and audit by Novation representatives at any time during the Term and for two (2) years thereafter, but only during reasonable business hours and upon reasonable notice. Novation agrees that its routine audits will not be conducted more frequently than twice in any consecutive twelve (12) month period, subject to Novation’s right to conduct special audits whenever it deems it to be necessary. In addition, Supplier will make its manufacturing and packaging facilities available for inspection from time to time during the Term by Novation representatives, but only during reasonable business hours and upon reasonable notice. The exercise by Novation of the right to inspect and audit is without prejudice to any other or additional rights or remedies of either party.

12.    Termination. Either party may terminate this Agreement at any time for any reason whatsoever by delivering not less than ninety (90) days’ prior written notice thereof to the other. In addition, either party may terminate this Agreement immediately by delivering written notice thereof to the other upon the occurrence of either of the following events:

(a) The other party breaches this Agreement and does not cure such breach within thirty (30) days of receipt of such notice, except for Supplier’s monetary breach or breach of Compliance with Laws, for which a cure period shall not be allowed; or

(b) The other party becomes bankrupt or insolvent or makes an unauthorized assignment or goes into liquidation or proceedings are initiated for the purpose of having a receiving order or winding up order made against it or the other party and applies to the courts for protection from its creditors.

13.    Confidential Information.

  a.    Nondisclosure. Supplier agrees that it will:

(1) keep strictly confidential and hold in trust all Confidential Information, as defined in Subsection 13.b. below, of Novation, the Clients and the Members;

(2) not use the Confidential Information for any purpose other than the performance of its obligations under this Agreement, without the prior written consent of Novation;

(3) not disclose the Confidential Information to any third party (unless required by law) without the prior written consent of Novation; and

(4) not later than thirty (30) days after the expiration or earlier termination of this Agreement, return to Novation, the Client or the Member, as the case may be, the Confidential Information.

  b.         Definition. “Confidential Information,” as used in Subsection 13.a. above, will consist of all information relating to the prices and usage of the Products (including all information contained in the reports produced by Supplier pursuant to Section 5 above) and all documents and other materials of Novation, the Clients and the Members containing information relating to the programs of Novation, the Clients or the Members of a proprietary or sensitive nature not readily available through sources in the public domain.

  c.          HIPAA. If a Member determines, in its sole reasonable discretion, that Supplier is a “business associate,” as that term is defined in the privacy rules promulgated pursuant to The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) codified at 42 CFR Parts 160 and 164, Supplier will negotiate with Member a mutually acceptable written agreement which will govern Supplier’s access to “protected health information” as defined under HIPAA (a “Business Associate Contract”).

14.    Miscellaneous.

         a.   Choice of Law. This Agreement will be governed by and construed in accordance with the internal substantive laws of the State of Delaware and the Delaware courts will have jurisdiction over all matters relating to this Agreement; provided, however, the terms of any agreement between Supplier and a Member will be governed by and construed in accordance with the choice of law and venue provisions set forth in such agreement.

         b.   No Assignment.  No assignment of all or any part of this Agreement may be made without the prior written consent of the other party. As used herein, “assignment” shall mean a transfer by virtue of operation of law, under an order of any court, or pursuant to any plan of merger, consolidation or sale of stock or assets. Any assignment of all or any part of this Agreement by either party will not relieve that party of the responsibility of performing its obligations hereunder to the extent that such obligations are not satisfied in full by the assignee. This Agreement will be binding upon and inure to the benefit of the parties’ respective successors and assigns.

         c.   Notices. Except as otherwise expressly provided herein, all notices or other communications required or permitted under this Agreement will be in writing and will be deemed sufficient when mailed by United States mail, or delivered in person to the party to which it is to be given, at the address of such party set forth below:

If to Supplier:

eXI Wireless Systems, Inc.
Attn: Daniel Drebnicki
Suite 100-13551 Commerce Parkway
Richmond, BC, Canada V6V 2L1

If to Novation:

Novation
Attn: General Counsel
125 East John Carpenter Freeway
Irving, TX 75062-2324

Or such other address as the party will have furnished in writing in accordance with the provisions of this Subsection.

d.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement will be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. Each party will, at its own expense, take such action as is reasonably necessary to defend the validity and enforceability of this Agreement and will cooperate with the other party as is reasonably necessary in such defense.

e.    Entire Agreement. This Agreement, together with the exhibits listed below, will constitute the entire agreement between Novation and Supplier. This Agreement, together with the exhibits listed below and each Member’s purchase and/or lease order and/or other applicable Form will constitute the entire agreement between each Member and Supplier. In the event of any inconsistency between this Agreement and a Member’s purchase and/or lease order and/or other applicable Form, the terms of this Agreement will control, except that the Member’s purchase and/or lease order and/or other applicable Form will supersede Sections 3 and 4 of this Agreement in the event of any inconsistency with such Sections. No other terms and conditions in any document, acceptance, or acknowledgment will be effective or binding unless expressly agreed to in writing. The following exhibits are incorporated by reference in this Agreement:

Exhibit A    Product and Service Description and Pricing

Exhibit B    Non-Price Specifications

Exhibit C    Award Letter

Exhibit D    Forms of Purchase, Lease, License, Financing and/or Service Agreements

Exhibit E    Warranty

Exhibit F    Neoforma Master Supplier Agreement

SUPPLIER:     eXI Wireless Systems, Inc.
ADDRESS:      Suite 100 - 13551 Commerce Parkway
                          Richmond, BC V6V 2L1

SIGNATURE: /s/ Alan Foster
TITLE: President    DATE: April 18, 2005